Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Graham Corporation
20 Florence Avenue
Batavia, New York 14020
We consent to the incorporation by reference in the Registration Statements (No. 333-169015 and No. 333-145116) on Forms S-8 of our report dated June 24, 2011, appearing in this Annual Report on Form 11-K of the Graham Corporation Employee Stock Purchase Plan for the year ended March 31, 2011.
/s/ EFP Rotenberg, LLP
EFP Rotenberg, LLP
Rochester, New York
June 24, 2011